SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BIOLARGO, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

BioLargo, Inc.

14921 Chestnut St.

Westminster, California 92683

(888) 400-2863

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 23, 2019

To the Stockholders of BioLargo, Inc.:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of BioLargo, Inc. The annual meeting will be held on Tuesday, July 23, 2019, at 10:00 a.m. local time, at our offices located at 14921 Chestnut St., Westminster, California 92683.

The expected actions to be taken at the annual meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets, products and services.

Stockholders of record as of June 10, 2019 may vote at the Annual Meeting.

We are pleased to inform you that this year we will be taking advantage of the “Notice and Access” method of providing proxy materials via the Internet. On or about June 13, 2019, we will be mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2018, and how to vote. This notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials. We believe that this method will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, or through the voting website. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely

Dennis P. Calvert
President and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday July 23, 2019
Time:	10:00 a.m. local time
Place:	BioLargo, Inc.
14921 Chestnut Street
Westminster, CA 92683

Matters to be voted on:

1.

A proposal to elect the following seven individuals to our Board of Directors: Dennis P. Calvert, Kenneth R. Code, Dennis E. Marshall, Joseph L. Provenzano, Kent C. Roberts II, John S. Runyan and Jack B. Strommen.

2.	Advisory approval of the Company’s executive compensation.

3.	A proposal to ratify the appointment of Haskell & White LLP as our independent public accounting firm for the 2019 fiscal year.

4.

A proposal to authorize a reverse stock split of our common stock at a ratio between one-for-four (1:4) and one-for-forty (1:40), if and as determined by our board of directors, at any time before the next meeting of stockholders of the Company.

5.

A proposal to authorize a reduction of the number of shares of common stock authorized by our Amended and Restated Certificate of Incorporation, if and in an amount as determined by our board of directors.

The annual meeting will also address such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on June 10, 2019 are entitled to notice of and to vote at the annual meeting. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and how to vote will be mailed on or about June 13, 2019 to all stockholders entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS Dennis P. Calvert President and Chief Executive Officer June *, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, July 23, 2019. The Proxy Statement and the Annual Report to Stockholders are available at www.BioLargoReport.com.

YOUR VOTE IS IMPORTANT.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

TO

PROXY STATEMENT

OF

BIOLARGO, INC.

Index of Exhibits

Exhibit A: Form of Notice of Internet Availability of Proxy Materials

Attachment A: Amendment to Certificate of Incorporation

BIOLARGO, INC.

PROXY STATEMENT FOR THE

2019 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of BioLargo, Inc. (“BioLargo” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, July 23, 2019, at 10:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Company’s office at 14921 Chestnut Street, Westminster, California 92683. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2018, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2018 and how to vote will be mailed on or about June 13, 2019, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 14921 Chestnut St., Westminster, California 92683. Our telephone number is (888) 400-2863. Our proxy materials are posted on the Internet at www.BioLargoReport.com.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of BioLargo as of June 10, 2019 (the “Record Date”). As of the Record Date, we had a total of [---] shares of common stock issued and outstanding, which were held of record by approximately [---] stockholders, and beneficially by approximately [---]. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock in one of the following ways:

•

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.voteproxy.com and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on July 22, 2019. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

●	“FOR” the election of Dennis P. Calvert, Kenneth R. Code, Dennis E. Marshall, Joseph L. Provenzano, Kent C. Roberts II, John S. Runyan and Jack B. Strommen to the Board of Directors;

●	“FOR” the advisory vote on executive compensation.

●	“FOR” the proposal to ratify the appointment of Haskell & White LLP as our independent public accounting firm for the 2019 fiscal year.

●

“FOR” the proposal to authorize a reverse stock split of our common stock at a ratio between one-for-four (1:4) and one-for-forty (1:40), if and as determined by our board of directors, at any time before the next meeting of stockholders of the Company.

●

“FOR” the proposal to authorize a reduction of the number of shares of common stock authorized by our Amended and Restated Certificate of Incorporation, if and in an amount as determined by our board of directors.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2020 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 31, 2019 to be considered for inclusion. All proposals should be addressed to the Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

MATTER I

ELECTION OF DIRECTORS

The nominees listed below have been selected by the Board. Other than Mr. Strommen, all of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2020 (or action by written consent of stockholders in lieu thereof), or until his successor has been duly elected and qualified.

Composition of Board of Directors

Our bylaws provide that the Board shall consist of not less than two and not more than seven directors. The Board currently consists of seven members. The Board has fixed the size of the Board to be elected in 2019 at seven members. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the present Board will fill any such vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

The Board does not have a Nominating/Corporate Governance Committee primarily because capital constraints, the Company’s early operational state, and the size of the current Board make constituting and administering such a committee excessively burdensome and costly. With respect to the nominees for election in 2019, every director of the Company participated in the decisions relating to the nomination of directors.

Nominees for Election as Directors

The following is certain information as of the Record Date regarding the nominees for election as directors.

Name	Position with Company	Age	Director Since
Dennis P. Calvert	President, Chief Executive Officer, Chairman, and Director	56	June 2002
Kenneth R. Code	Chief Science Officer, Director	72	April 2007
Dennis E. Marshall(2)(4)(6)	Director	76	April 2006
Joseph L. Provenzano	Vice President of Operations, Corporate Secretary and Director	50	June 2002
Kent C. Roberts, II (1)(3)	Director	59	August 2011
John S. Runyan (1)(5)(6)	Director	80	October 2011
Jack B. Strommen	Director	49	June 2017

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee
(4)	Chairman of Audit Committee
(5)	Chairman of Compensation Committee
(6)	Chairman of Nominating and Governance Committee

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DENNIS P. CALVERT, KENNETH R. CODE, DENNIS E. MARSHALL, JOSEPH L. PROVENZANO, KENT C. ROBERTS II, JOHN S. RUNYAN AND JACK B. STROMMEN TO THE BOARD OF DIRECTORS.

Biographical Information Regarding Directors and Nominees

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in the same positions for BioLargo Life Technologies, Inc. and BioLargo Water U.S.A., Inc., both wholly owned subsidiaries, and chairman of the board of directors of our subsidiaries Odor-No-More, Inc., Clyra Medical Technologies, Inc. and BioLargo Water, Inc. (Canada). Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. He also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3), committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a Director of Sustain SoCal (formerly known as Sustain OC) in and serves on their “Technology Breakthrough” committee. Sustain SoCal is a trade association that seeks to promote economic growth in the Orange County clean technology industry. Most recently, he joined the Board of Directors at The Maritime Alliance of San Diego and also serves on the Board of Directors of Tilly’s Life Center, a nonprofit charitable foundation aimed at empowering teens with a positive mindset and enabling them to effectively cope with crisis, adversity and tough decisions. He is also an Eagle Scout. He is married and has two children. He has been an active coach in youth sports organizations and ministry activity in his home community. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Prior to his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 45 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of our subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of the company's patents and proprietary manufacturing processes, and has developed over 30 products from our CupriDyne® technology.  Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Kent C. Roberts II has been a director since August 2011. He is a partner at Acacia Investment Partners, a management consulting firm serving the asset management industry. Mr. Roberts has had a long and successful career in the asset management business as a north American practice leader or at the senior partner level. His investment experience spans 25 years where he served in senior positions in business management, trading, currency risk management, business development and marketing strategy, as well as governance and oversight roles. He has worked for both large firms as well as boutiques that bring unique investment expertise to investors around the world. Those firms include: Global Evolution USA, First Quadrant and Bankers Trust Company. He has presented at numerous industry conferences and as a guest speaker at numerous industry conferences and events. Prior to entering the financial services industry Mr. Roberts worked in the oil and gas exploration industry. Mr. Roberts received a MBA in Finance from the University of Notre Dame and a BS in Agriculture and Watershed Hydrology from the University of Arizona. Mr. Roberts holds a series 3 securities license.

John S. Runyan has been a director since October 2011. He has spent his career in the food industry. He began as a stock clerk at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 years as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming in 2001, and established JSR&R Company Executive Advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, Bozzuto Companies Foodstuffs New Zealand, Metcash Australia and McLane International. In 2005, he joined Associated Grocers in Seattle Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became Executive Advisor to its CEO and to its President. Mr. Runyan currently serves on the board of directors of Western Association of Food Chains and Retailer Owned Food Distributors of America. Additionally, Mr. Runyan served eight years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms as President, and was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award.” Mr. Runyan serves as Chairman of the Compensation Committee.

Jack B. Strommen is a member of the board of directors of our subsidiary, Clyra Medical Technologies, as the representative of Sanatio Capital LLC. Mr. Strommen is the CEO of PD Instore, a leader in the design, production and installation of retail environments and displays for many Fortune 500 companies including Target, Adidas, Verizon, Disney and Sony. He is also the Chairman of Our House Films, an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private and public companies. A relentless force of growth, Mr. Strommen has taken his company, PD Instore, to new and ever increasing levels of success. Mr. Strommen purchased the family owned, local based printing firm, from his grandfather in 1999. With Jay’s vision and leadership, it went from a local company with $25M in revenues to a global company with $180M in global sales. Jay led the company in a private sale in 2015, remaining as CEO.

Other Executive Officer of the Company

The following is certain information as of the Record Date regarding the executive officer of the Company not discussed above.

Name	Position with Company	Age	Officer Since
Charles K. Dargan, II	Chief Financial Officer	64	2008

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both public and private companies who are at strategic inflection points of their development and helps them effectively transition from one business stage to another. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. and CPSM, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two regional firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is a CPA (inactive).

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit, Compensation and Nominating/Corporate Governance Committees, and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated by reference into this or any other filing we make with the SEC.

Director Independence

The Board has determined that each of Messrs. Marshall, Roberts, Runyan and Strommen is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. The Board has determined that none of Messrs. Calvert, Code or Provenzano is independent as defined under applicable Nasdaq listing standards. None of Messrs. Calvert, Code or Provenzano serves on any committees of the Board.

Meetings of the Board

Our board of directors held four meetings during 2018, and acted via unanimous written consent seven times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at the annual board meeting in May 2018, and two absences at a meeting in July 2018. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to the Board or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Corporate Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

All of the reporting mechanisms are also posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2018 and continues to serve in that capacity. John S. Runyan and Kent C. Roberts II, current board members, also serve on the Audit Committee. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2018.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Runyan served as Chairman of the Compensation Committee during 2018. Mr. Marshall also serves on the Compensation Committee. The Compensation Committee met once and acted by consent three times during 2018.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2017 or 2018 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

The Nominating and Corporate Governance Committee was established in November 2018. Its responsibilities include to identify and screen individuals qualified to become members of the Board, to make recommendations to the Board regarding to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board, to development corporate governance guidelines and oversee corporate governance practices, to develop a process for an annual evaluation of the Board and its committees, to review all director compensation and benefits, to review, approve and oversee and related party transaction, to develop and recommend director independent standards, and to develop and recommend a company code of conduct, to investigate any alleged breach and enforce the provisions of the code. This committee did not meet in 2018.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board Leadership Structure

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. Messrs. Marshall, Roberts, Strommen and Runyan serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

The Board’s Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our Board. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis during the year ended December 31, 2018, with the exception of one report filed by our chief financial officer.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our company in all capacities for the fiscal years ended December 31, 2017 and 2018, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards(1)		Option Awards(1)		All other Compensation		Total

Dennis P. Calvert,	2017	$288,603	(2)	$—	(3)	$195,894	(4)	$49,600	(5)	$534,097
Chairman, Chief Executive Officer and President	2018	$288,603	(2)	$—	(3)	$335,820	(4)	$31,325	(5)	$655,748

Kenneth R. Code,	2017	$288,603	(6)	$—		$—		$72,600	(5)	$361,203
Chief Science Officer	2018	$288,603	(6)	$—		$—		$12,600	(5)	$301,203

Charles K. Dargan	2017	$—				$236,250	(7)	$—		$236,250
Chief Financial Officer	2018	$—		$—		$87,750	(7)	$—		$87,750

Joseph Provenzano,	2017	$169,772	(8)	$—		$47,000	(9)	$12,900	(10)	$229,672
Corporate Secretary; President Odor-No-More, Inc	2018	$169,772	(8)	$—		$37,600	(9)	$16,565	(5)	$224,937

____________

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of awards of stock or options calculated as of the grant date. These amounts do not represent cash paid to or realized by any of the recipients during the years indicated.

(2)

In 2017 and 2018 the employment agreement for Mr. Calvert provided for a base salary of $288,603 and other compensation for health insurance and an automobile allowance. During the year ended December 31, 2017, Mr. Calvert agreed to forego $27,796 of cash compensation due to him and accept 71,273 shares of our common stock in lieu thereof, at $0.39 per share. During the year ended December 31, 2018, Mr. Calvert agreed forego $151,149 of cash compensation due to him and accept 534,619 shares of our common stock in lieu thereof, at prices ranging between $0.24 - $0.43 per share. The common stock issued to Mr. Calvert is subject to a “lock up agreement” that prohibits Mr. Calvert from selling the shares until the earlier of (i) the sale of the Company; (ii) the successful commercialization of BioLargo’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination. (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details).

(3)

On May 2, 2017, pursuant to his employment agreement, we granted to our president, Dennis P. Calvert, 1,500,000 shares of common stock, subject to a “lock-up agreement” whereby the shares remain unvested until the occurrence of certain events. As no such events occurred during 2017, and thus no shares vested, the value of the award in 2017 was recorded as zero. (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.)

(4)

On May 2, 2017, pursuant to his employment agreement, we granted to our president, Dennis P. Calvert, an option to purchase 3,731,322 shares of the Company’s common stock. The option is a non-qualified stock option, exercisable at $0.45 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant, and vesting in equal increments on the anniversary of the option agreement for five years. Any portion of the option which has not yet vested shall immediately vest in the event of, and prior to, a change of control, as defined in the employment agreement. The option cliff vests in 4 equal amounts on each anniversary of the option agreement. The option agreement contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and will be amortized monthly through May 2, 2022. During the year ended December 31, 2017 and 2018, we recorded $195,894 and $335,820, respectively, of selling, general and administrative expense related to the option.

(5)	Includes health insurance premiums, automobile allowance, and bonus.

(6)

In 2017 and 2018 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During the year ended December 31, 2017, Mr. Code agreed to forego $30,198 of cash compensation due to him and accept 77,432 shares of our common stock in lieu thereof, at $0.39 per share. During the year ended December 31, 2018, Mr. Calvert agreed forego $167,535 of cash compensation due to him and accept 596,417 shares of our common stock in lieu thereof, at prices ranging between $0.24 - $0.43 per share. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)

Our Chief Financial Officer, Charles K. Dargan II, did not receive any cash compensation during the years ended December 31, 2017 and 2018. His only compensation is the issuance, each year, of an option to purchase 300,000 shares of our common stock, with 25,000 shares vesting each month. The value set forth in the table reflects the fair value of the options issued that vested during the 12 months of the years indicated. See “Employment Agreements—Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(8)

In 2017 and 2018, the employment agreement for Mr. Provenzano provided for a base salary of $169,772, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(9)

On October 23, 2017, we issued to Mr. Provenzano an option to purchase 100,000 shares of our common stock at $0.47 per share, which expires October 23, 2027, and vests monthly in 10,000 share increments beginning November 23, 2017. The remaining fair value of $37,600 vested during 2018.

(10)	Includes a $7,500 cash bonus and $5,400 in automobile expense.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, BioLargo, Inc. (the “Company”) and its President and Chief Executive Officer Dennis P. Calvert entered into an employment agreement (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year. For the renewal effective February 1, 2015, Mr. Dargan was compensated through the issuance of an option to purchase an additional 300,000 shares of our common stock, at an exercise price of $0.57 per share, to expire September 30, 2025, and vest over the term of the engagement with 120,000 shares vested as of September 30, 2015, and the remaining shares to vest 15,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date. Mr. Dargan receives no cash compensation from our company and continues to serve as our Chief Financial Officer.

On February 10, 2017, we and Mr. Dargan further extended his engagement agreement. The extension provides for an additional term to expire September 30, 2017 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on October 1, 2016. This more recent extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.69 per share, which is equal to the closing price of the Company’s common stock on February 10, 2017, expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect.

On December 31, 2017, we and Mr. Dargan further extended his engagement agreement. The extension provides for an additional term to expire September 30, 2018 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on October 1, 2017. This more recent extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.39 per share, which is equal to the closing price of the Company’s common stock on December 29, 2017, expires December 31, 2027, and vests over the term of the engagement with 75,000 shares having vested as of December 31, 2017, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2018, and each month thereafter, so long as his agreement is in full force and effect.

On January 16, 2019, we and Mr. Dargan formally agreed to extend his engagement agreement. The extension provides for an additional term to expire September 30, 2019, and is retroactively effective to the termination of the prior extension on September 30, 2018. Mr. Dargan has been serving as the Company’s Chief Financial Officer since such termination pursuant to the terms of the December 31, 2017 extension. This extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock, at a strike price equal to the closing price of the Company’s common stock on January 16, 2019 of $0.223, to expire January 16, 2029, and to vest over the term of the engagement with 75,000 shares having vested as of December 31, 2018, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2019, and each month thereafter, so long as the engagement agreement is in full force and effect. The Option was issued pursuant to the Company’s 2018 Equity Incentive Plan. The issuance of the Option is Mr. Dargan’s sole source of compensation for the extended term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary.

Mr. Provenzano’s employment agreement provided a base compensation in 2016 of $169,772 annually. Mr. Provenzano is also entitled to reimbursement for authorized expenses he incurs in the course of his employment. In addition, Mr. Provenzano is eligible to receive discretionary bonuses, participate in benefits made generally available to our employees and receive grants under our 2007 Equity Plan.

Mr. Provenzano’s employment agreement automatically renews each year unless we give at least 90 days’ notice of non-renewal, and contains additional provisions typical of an agreement of this nature.

Director Compensation

Each director who is not an officer or employee of our company receives an annual retainer of $60,000, paid in cash or shares of our common stock, or options to purchase our common stock (pursuant to a plan put in place by our board of directors), in our sole discretion. Historically, all but one director has received the entirety of his fees in the form of options to purchase stock, rather than cash. In addition, Mr. Marshall and Mr. Runyan each receive an additional $15,000 for their services as the chairman of the Audit Committee and chairman of the Compensation Committee, respectively. The following table sets forth information for the fiscal years ended December 31, 2018 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Name	Fees Earned or Fees Paid in Cash		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$75,000	(1)	—	—	—	$75,000
Jack B. Strommen	$60,000	(2)	—	—	—	$60,000
Kent C. Roberts III	$60,000	(3)	—	—	—	$60,000
John S. Runyan	$75,000	(4)	—	—	—	$75,000

___________

(1)

In 2018, Mr. Marshall earned director fees of $75,000, which included compensation for serving as Chairman of the Audit Committee of our board of directors. None of these fees was paid in cash. During 2018, Mr. Marshall received options in lieu of cash consisting of (i) on March 31, 2018, an issuance of an option to purchase 72,394 shares of our common stock at $0.26 per share, (ii) on June 30, 2018, an issuance of an option to purchase 43,605 shares of our common stock at $0.43 per share, (iii) on September 30, 2018, an issuance of an option to purchase 69,444 shares of our common stock at $0.27 per share, and (iv) on December 31, 2018, an issuance of an option to purchase 78,125 shares of our common stock at $0.24 per share.

(2)

In 2018 Mr. Strommen earned director fees of $60,000. During 2018, Mr. Strommen received options in lieu of cash consisting of (i) on March 31, 2018, an issuance of an option to purchase 57,916 shares of our common stock at $0.43 per share, (ii) on June 30, 2018, an issuance of an option to purchase 34,884 shares of our common stock at $0.43 per share, (iii) on September 30, 2018, an option to purchase 55,556 shares of our common stock at $0.27 per share, and (iv) on December 31, 2018, an option to purchase 62,500 shares of our common stock at $0.34 per share.

(3)

In 2018 Mr. Roberts earned director fees of $60,000. During 2018, Mr. Roberts received options in lieu of cash consisting of (i) on March 31, 2018, an issuance of an option to purchase 57,916 shares of our common stock at $0.43 per share, (ii) on June 30, 2018, an issuance of an option to purchase 34,884 shares of our common stock at $0.43 per share, (iii) on September 30, 2018, an option to purchase 55,556 shares of our common stock at $0.27 per share, and (iv) on December 31, 2018, an option to purchase 62,500 shares of our common stock at $0.34 per share.

(4)

In 2018, Mr. Runyan earned director fees of $75,000. None of these fees was paid in cash. During 2018, Mr. Runyan received options in lieu of cash consisting of (i) on March 31, 2018, an issuance of an option to purchase 72,394 shares of our common stock at $0.26 per share, (ii) on June 30, 2018, an issuance of an option to purchase 43,605 shares of our common stock at $0.43 per share, (iii) on September 30, 2018, an issuance of an option to purchase 69,444 shares of our common stock at $0.27 per share, and (iv) on December 31, 2018, an issuance of an option to purchase 78,125 shares of our common stock at $0.24 per share.

Equity Compensation Plans

We have one ongoing, and one expired (but with outstanding awards), equity compensation plans.

2007 Plan

On August 7, 2007, our Board adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants were made under this plan, as administered by the Compensation Committee. The plan automatically terminated on September 7, 2017.

Under this plan, as amended in 2011, 12,000,000 shares of our common stock were reserved for issuance under awards, and at March 31, 2019, awards of options authorizing a total of 9,721,586 shares were outstanding.

2018 Plan

On March 7, 2018, our board of directors adopted BioLargo, Inc. 2018 Equity Incentive Plan (“2018 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. This plan was approved by our stockholders at our annual meeting on May 23, 2018. The Compensation Committee administers this plan, except for awards made to non-employee directors. The plan allows for the grant of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units and performance awards in any combination, separately or in tandem. Subject to the terms of the 2018 Equity Plan, the Compensation Committee will determine the terms and conditions of awards, including the times when awards vest or become payable and the effect of certain events such as termination of employment. Under the 2018 Equity Plan, 40,000,000 shares of our common stock are reserved for issuance under awards. Each January 1, through January 1, 2028, the number of shares available for grant and issuance will be increased by the lesser of 2,000,000 and such number of shares set by the Board. As of March 31, 2019, we had issued options under the plan to purchase 890,280 shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2018.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2018 have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert	3,731,322		--	$0.45	$0.45	May 2, 2027
	60,000		--	$0.55	$0.37	April 27, 2019
	691,974		--	$0.55	$0.37	April 27, 2019
	200,000		--	$0.575	$0.50	February 1, 2020
Charles K. Dargan II	10,000		--	$0.38	$0.38	January 31, 2019
	50,000		--	$0.28	$0.28	February 23, 2019
	10,000		--	$0.30	$0.30	April 29, 2019
	36,000		--	$0.50	$0.30	April 29, 2019
	10,000		--	$0.45	$0.45	May 31, 2019
	10,000		--	$0.45	$0.45	June 30, 2019
	10,000		--	$0.50	$0.50	July 31, 2019
	10,000		--	$0.43	$0.43	August 31, 2019
	10,000		--	$0.40	$0.40	September 30, 2019
	10,000		--	$0.45	$0.45	October 31, 2019
	10,000		--	$0.57	$0.57	November 30, 2019
	10,000		--	$0.70	$0.70	December 31, 2019
	10,000		--	$0.50	$0.50	January 31, 2020
	10,000		--	$0.45	$0.45	February 28, 2020
	60,000		--	$0.575	$0.50	February 1, 2020
	10,000		--	$0.50	$0.50	March 31, 2020
	10,000		--	$0.39	$0.39	April 29, 2020
	10,000		--	$0.31	$0.31	May 31, 2020
	10,000		--	$0.25	$0.25	June 30, 2020
	10,000		--	$0.24	$0.24	July 31, 2020
	10,000		--	$0.23	$0.23	August 30, 2020
	200,000		--	$0.30	$0.30	August 4, 2020
	10,000		--	$0.35	$0.35	September 30, 2020
	10,000		--	$0.42	$0.42	October 31, 2020
	10,000		--	$0.40	$0.40	November 30, 2020
	10,000		--	$0.50	$0.50	December 31, 2020
	10,000		--	$0.42	$0.42	January 31, 2021
	120,000		--	$0.41	$0.41	February 28, 2021
	300,000		--	$0.35	$0.35	April 10, 2022
	410,000		--	$0.30	$0.30	December 28, 2022
	300,000		--	$0.30	$0.30	July 17, 2023
	300,000		--	$0.30	$0.30	June 23, 2024
	300,000		--	$0.57	$0.57	September 30, 2025
	300,000		--	$0.69	$0.69	February 10, 2027
	300,000		--	$0.39	$0.39	December 31, 2027
Kenneth R. Code	200,000		--	$1.03	$0.94	July 17, 2023
	200,000		--	$0.575	$0.50	February 1, 2020
Joseph Provenzano	30,000			$0.50	$0.37	April 27, 2019
	200,000			$0.575	$0.50	February 1, 2020
	296,203			$0.30	$0.30	August 4, 2020
	200,000			$0.41	$0.41	March 21 2021
	100,000			$0.45	$0.45	October 23 2027

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common stock as of the Record Date, including rights to acquire beneficial ownership of shares of our Common stock within 60 days of the Record Date, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)
Kenneth R. Code(4)	23,206,703	14.7%
Dennis P. Calvert(5)	8,884,581	5.6%
Jack B. Strommen(6)	7,869,761	5.0%
Charles K. Dargan II(7)	3,130,244	2.0%
Dennis E. Marshall(8)	2,692,881	1.7%
Joseph L. Provenzano(9)	2,066,946	1.3%
Kent C. Roberts II(10)	2,004,778	1.3%
John S. Runyan(11)	1,851,716	1.2%
All directors and officers as a group (8 persons)	51,707,610	32.8%

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities

(1)

Except as noted in the following footnotes, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for: Kent C. Roberts II’s address is 1146 Oxford Road, San Marino, CA 91108; Charles K. Dargan II’s address is 18841 NE 29th Avenue, Suite 700, Aventura FL 33180; and John S. Runyan’s address is 30001 Hillside Terrace, San Juan Capistrano, CA 92675

(3)

Our company has only one class of stock outstanding. The sum of 144,953,058 shares of common stock outstanding as of the Record Date, and 13,171,043 shares of common stock subject to options currently exercisable or exercisable within 60 days by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person

(4)

Includes 22,139,012 shares owned indirectly by Mr. Code issued on April 29, 2007 to IOWC Technologies, Inc. in connection with the acquisition by our company of certain intellectual property and other assets on that date. Includes 400,000 shares issuable to Mr. Code upon exercise of options.

(5)

Includes 1,528,695 shares of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 200,000 shares issuable to Mr. Calvert upon exercise of other options granted from time to time by our company.

(6)	Includes 304,606 shares issuable to Mr. Strommen upon exercise of options; includes 3,257,143 shares issuable to Mr. Strommen upon the exercise of warrants.

(7)	Includes 3,090,000 shares issuable to Mr. Dargan upon exercise of options.

(8)	Includes 2,432,849 shares issuable to Mr. Marshall upon exercise of options.

(9)	Includes 796,203 shares issuable to Mr. Provenzano upon exercise of options.

(10)	Includes 1,335,695 shares issuable to Mr. Roberts upon exercise of options.

(11)	Includes 1,504,547 shares issuable to Mr. Runyan upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company has adopted a policy that all transactions between our company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

From time to time, our company is unable to pay in full amounts due to its officers for salary and business expenses, and those amounts are recorded as liabilities in our financial statements. These amounts are then paid in the future as our company’s cash position allows, or through the issuance of our common stock, or an option to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables.

On March 31, 2019, we issued options to purchase 421,876 shares of our common stock at an exercise price of $0.16 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 117,188 to Mr. Marshall in exchange for $18,750 in fees due; 93,750 to Mr. Strommen in exchange for $15,000 in fees due; 93,750 to Mr. Roberts in exchange for $15,000 in fees due; and 117,188 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On March 31, 2019, we issued an aggregate 579,996 shares of our common stock to two executive officers in exchange for a reduction of $92,799 of salary and unreimbursed business expenses owed to the officers.

On December 31, 2018, we issued options to purchase 281,250 shares of our common stock at an exercise price of $0.22 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 78,125 to Mr. Marshall in exchange for $18,750 in fees due; 62,500 to Mr. Strommen in exchange for $15,000 in fees due; 62,500to Mr. Roberts in exchange for $15,000 in fees due; and 78,125 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On December 31, 2018, we issued an aggregate 381,801 shares of our common stock to two executive officers in exchange for a reduction of $91,632 of salary and unreimbursed business expenses owed to the officers.

On September 30, 2018, we issued options to purchase 250,000 shares of our common stock at an exercise price of $0.27 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 69,444 to Mr. Marshall in exchange for $18,750 in fees due; 55,556 to Mr. Strommen in exchange for $15,000 in fees due; 55,556 to Mr. Roberts in exchange for $15,000 in fees due; and 69,444 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On September 30, 2018, we issued an aggregate 249,258 shares of our common stock to two executive officers in exchange for a reduction of $67,300 of salary owed to the officers.

On June 29, 2018, we issued options to purchase 156,978 shares of our common stock at an exercise price of $0.31 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 43,605 to Mr. Marshall in exchange for $18,750 in fees due; 34,884 to Mr. Strommen in exchange for $15,000 in fees due; 34,884 to Mr. Roberts in exchange for $15,000 in fees due; and 43,605 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On June 29, 2018, we issued an aggregate 176,950 shares of our common stock to two executive officers in exchange for a reduction of $76,087 of salary owed to the officers.

On March 31, 2018, we issued options to purchase 260,620 shares of our common stock at an exercise price of $0.295 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 72,394 to Mr. Marshall in exchange for $18,750 in fees due; 57,916 to Mr. Strommen in exchange for $15,000 in fees due; 57,916 to Mr. Roberts in exchange for $15,000 in fees due; and 72,394 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On March 31, 2018, we issued an aggregate 323,030 shares of our common stock to two executive officers in exchange for a reduction of $83,664 of salary owed to the officers.

Mr. Strommen was first elected to our board of directors on June 20, 2017. Prior to joining our board, Mr. Strommen invested in the Company’s 2015 Unit Offering, receiving a promissory note and stock purchase warrant. Pursuant to the terms of the notes issued to investors in the 2015 Unit Offering, the Company has elected to pay interest due by issuing common stock. On June 26, 2017, and September 20, 2017, Mr. Strommen was issued 71,423 and 61,792 shares of our common stock, respectively, in payment of interest. All other investors in the 2015 Unit Offering were also issued shares on those days. Prior to those dates, and prior to joining the board, Mr. Strommen had been issued 339,868 shares of our common stock in payment of interest.

On March 28, 2018, Mr. Strommen invested $100,000 in the Company’s private securities offering, receiving a promissory note in the face amount of $100,000, bearing annual interest at the rate of 12%, which is convertible into the Company’s common stock by Mr. Strommen at any time, or the Company at the April 30, 2021 maturity, at the rate of $0.30 per share. Investors in the offering also receive a stock purchase warrant to purchase the number of shares calculated by dividing the investment amount by the note conversion price. Mr. Strommen received a warrant to purchase 333,334 shares of common stock at $0.48 per share, which expires April 20, 2023.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report. The Compensation Committee has furnished this report on executive compensation for the 2018 fiscal year.

Compensation Program and Philosophy

The Compensation Committee administers the Company’s executive compensation program. The Compensation Committee has the authority to review and determine the salaries and bonuses of the executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to all of the Company’s employees under the Company’s equity incentive plans.

The Compensation Committee operates under a written charter. The duties and responsibilities of a member of the Compensation Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants who do not advise the Company, to assist the Committee. Mr. Marshall served as Chairman of the Compensation Committee until October 2016, at which time Mr. John Runyan was appointed chairman. He continues to serve in that capacity, and Mr. Marshall remains on the committee. The Compensation Committee met once and acted via unanimous written consent three times during the year ended December 31, 2018.

The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance, support the short- and long-term strategic goals and values of the Company, reward individual contribution to the Company’s success and align the interests of the Company’s executive officers with the interests of the Company’s stockholders. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. To that end, it is the view of the Board that the total compensation program for executive officers should consist of all or most of the following components:

•	base salary

•	Bonus

•	equity-based compensation

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Company’s chief executive officer and the Company’s other executive officers. Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to the compensation of our officers, and the Committee may accept or adjust such recommendations in its discretion. In 2017, the Committee considered management’s continuing achievement of its short- and long-term goals versus its strategic imperatives and re-evaluated the executive officer compensation.

Chief Executive Officer Compensation

On May 2, 2017, we entered into a new employment agreement with our president and chief executive officer Dennis P. Calvert (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the president and chief executive officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Chief Science Officer Compensation

On April 29, 2007, the Company entered an employment agreement with Mr. Code, pursuant to which, since that time and throughout 2016, Mr. Code has served as the Company’s Chief Science Officer. On December 28, 2012, we and Mr. Code amended his employment agreement such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases, his agreement would automatically renew for one year periods on April 29th of each year, but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination he would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same. Other provisions of Mr. Code’s employment agreement are discussed elsewhere in this Proxy Statement.

Other Executive Compensation

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year. Mr. Dargan’s compensation has consisted sole of the issuance of options to purchase common stock. On December 31, 2017, we and Mr. Dargan further extended his engagement agreement. The extension provides for an additional term to expire September 30, 2018 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on October 1, 2017. This more recent extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.39 per share, which is equal to the closing price of the Company’s common stock on December 29, 2017, expires December 31, 2027, and vests over the term of the engagement with 75,000 shares having vested as of December 31, 2017, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2018, and each month thereafter. The shares fully vested in 2018. His engagement was extended again after December 31, 2018.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to the Company’s executive officers for the 2016 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for the 2017 fiscal year will exceed that limit. Because it is unlikely that the cash non-performance based compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Submitted by the Compensation Committee:

/s/ John S. Runyan, Chair
/s/ Dennis E. Marshall

MATTER II

 ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your advisory approval of the compensation of our named executive officers as disclosed in the “Executive Compensation” discussion and analysis, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The next non-binding advisory vote on executive compensation will occur at our 2020 Annual Meeting of Stockholders. While this vote is advisory, and not binding on our company, it will provide information to our Compensation Committee and management regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when evaluating compensation for the remainder of 2019 and determining executive compensation for future years.

As described more fully in the Compensation Discussion and Analysis portion of this proxy, our executive compensation program has been designed to attract, motivate and retain individuals with the skills needed to formulate, implement and execute strategy to further the creation of stockholder value. In May 2017, we entered into a new employment agreement with our chief executive officer, Mr. Calvert, at the same salary level, and granting him stock awards (subject to a lock-up agreement) and options (vesting over five years). (See Executive Compensation – Employment Agreements – Dennis P. Calvert, above.)

We encourage you to carefully review the “Executive Compensation” discussion beginning on page 9 of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote “FOR” the approval, on an advisory basis, of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to BioLargo, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the “Executive Compensation” discussion and analysis, the compensation tables and the narrative discussion set forth in the Proxy Statement, is hereby approved.”

While the results of this advisory approval are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

MATTER III

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Haskell & White LLP audited our financial statements for the years ended December 31, 2017 and 2018. Our Audit Committee has again selected Haskell & White LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. Haskell & White LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee of the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of BioLargo and its stockholders. If the stockholders do not ratify the appointment of Haskell & White LLP, the Audit Committee of the Board of Directors may reconsider its selection.

The Board of Directors expects that representatives of Haskell & White LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Haskell & White LLP as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Haskell & White LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF HASKELL & WHITE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR.

Principal Accountant Fees and Services

The following table summarizes the fees billed by Haskell & White, LLP, our principal accountant engaged to audit our financial statements for the years ended December 31, 2017 and 2018, for professional services rendered to the Company and its subsidiaries during the years ended December 31, 2017 and 2018.

	Amount Billed
Type of Fee	Fiscal Year 2017	Fiscal Year 2018
Audit Fees(1)	$82,000	$79,600
Audit-Related(2)	14,800	49,500
Tax Fees	—	—
All Other Fees	—	—
Total	$96,800	$129,100

(1)

This category consists of fees for the audit of our annual financial statements included in our annual report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)

Represents services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services include consultations regarding Sarbanes-Oxley Act requirements, various SEC filings such as registration statements and consents, and the implementation of new accounting requirements.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, both of whom are independent under the rules of the SEC and Nasdaq. Mr. Marshall serves as Chairman of the Audit Committee. Mr. Runyan also serves on the Audit Committee. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.biolargo.com. The Audit Committee met four times during 2018.

The Audit Committee’s primary duties and responsibilities are to:

●	engage the Company’s independent registered public accounting firm,

●	monitor the independent registered public accounting firm’s independence, qualifications and performance,

●	pre-approve all audit and non-audit services,

●	monitor the integrity of the Company’s financial reporting process and internal control systems,

●	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the Company and the Board, and

●	monitor the Company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the Company’s operational effectiveness regarding the progress and completion of the implementation of the Company’s internal controls.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with the Company’s Chief Financial Officer and management, and held meetings with the Company’s independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance, the overall scope and plans for the preparation of the financial statements and respective audit, and the evaluation of the Company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the Company’s independent registered public accounting firm. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 16 (Communications with Audit Committees) , the Audit Committee has discussed with the Company’s independent registered public accounting firm all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.  In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Haskell & White LLP matters relating to their independence, including the written disclosures made to the Audit Committee as required by the PCAOB Rule 3526, Communications with Audit Committees Concerning Independence.  The Audit Committee also reviewed and approved the audit fees of Haskell & White LLP.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Haskell & White LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 and (ii) recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee:

/s/ Dennis E. Marshall, Chair
/s/ John S. Runyan

MATTER IV

APPROVAL OF A REVERSE STOCK SPLIT

Introduction

The Board is presenting this proposal to the stockholders for approval as part of its plan to uplist its common stock to the Nasdaq Capital Markets (or another national exchange) and raise the capital needed to further advance its business. The Company does not currently meet the Nasdaq Capital Markets initial listing requirements of share price ($4.00) and stockholder equity ($5,000,000). This proposal, if approved, would authorize the Board to proceed with a reverse stock split, in its discretion. Doing so would allow it to meet the minimum share price requirement. To meet the net equity requirement, it would need to increase equity by raising significant capital. The Company’s Board of Directors would only proceed with the reverse stock split described in this proposal if it had in place firm underwriting of an offering that would allow it to meet the stockholder equity requirement.

Background

The Board has adopted a resolution approving and recommending to the Company’s stockholders for the stockholders’ approval of a proposal to amend our certificate of incorporation to effect a reverse split of our outstanding shares of Common Stock within a range of one share of Common Stock for every four shares of Common Stock (1:4) to one share of Common Stock for every forty shares of Common Stock (1:40), with the exact reverse split ratio to be decided and publicly announced by the Board prior to the effective time of the amendment to our certificate of incorporation (the “Reverse Stock Split”). If the stockholders approve this proposal, the Board will have the authority to decide, at any time prior to the next annual meeting of stockholders of the Company, whether to implement the Reverse Stock Split, and the precise ratio of the Reverse Stock Split within a range of 1-for-4 shares of our Common Stock to 1-for-40 shares of our Common Stock. If the Board decides to implement the Reverse Stock Split, the Reverse Stock Split will become effective upon the filing of an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware.

The Board reserves the right, even after stockholder approval, to abandon or postpone the filing of the amendment to effect the Reverse Stock Split if the Board determines that it is not in the best interests of the Company and the stockholders. The Board has elected thus far not to proceed with the reverse stock split authorized by the stockholders at the special meeting held September 26, 2018. If the amendment effecting the Reverse Stock Split authorized by this proposal is not implemented by the Board prior to the next annual meeting of stockholders of the Company, the proposal will be deemed abandoned, without any further effect. In that case, the Board may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

If our stockholders approve this proposal and our Board of Directors does not otherwise abandon the amendment contemplating the reverse stock split, we will file a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) to effect the proposed reverse stock split, in the form attached to this proxy statement as Appendix A. Our Board of Directors has approved and declared advisable the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation as set forth in the Certificate of Amendment, in the form attached to this proxy statement as Appendix A. If the proposed reverse stock split is effected, then the number of issued and outstanding shares of our Common Stock would be reduced. Our Board of Directors has reserved the right to abandon the amendment at any time before the effectiveness of the filing of the Certificate of Amendment with the Delaware Secretary of State, even if the adoption of the amendment is approved by the stockholders. If the Certificate of Amendment is not filed with the Delaware Secretary of State prior to our 2020 Annual Stockholders’ Meeting, our Board of Directors will abandon the amendment and the Reverse Stock Split will not be effected. Thus, the Board of Directors, at its discretion, may cause the filing of the Certificate of Amendment (following stockholder approval) to effect the Reverse Stock Split or abandon the amendment and not effect the Reverse Stock Split if it determines that any such action is or is not in the best interests of our Company and stockholders.

Purpose of the Reverse Stock Split

We are submitting this proposal to our stockholders for approval in preparation for a potential public offering of our Common Stock, during which time we intend to “uplist” our Common Stock from the OTCQB Marketplace to The Nasdaq Capital Market, or an equivalent national exchange, and to help attract institutional investors with minimum trading price requirements. The plan being pursued by the Company includes an uplist to a national exchange, and securing capital to grow the business through a fully underwritten and nationally syndicated public offering. We believe increasing the trading price of our Common Stock will assist in our capital-raising efforts by making our Common Stock more attractive to a broader range of investors. In addition, Management believes that by listing the company shares on a national exchange like the Nasdaq Capital Markets will offer a series of benefits to both the Company and its stockholders including: the Company’s stock will be more attractive to a larger pool of investors, it will remove restrictions that currently prohibit many investors from investing in companies like ours that are traded on the OTCQB, improved regulatory oversight of broker/dealer market will reduce the risk of potential trading violations, and the enhanced financial and governance requirements enhance the Company’s profile to potential investors. If successful, the company’s stockholders will also benefit from expanded awareness by inclusion in a number of indexes that are tracked by buy-side institutions and that will increase the likelihood of analyst coverage. Accordingly, we believe that the Reverse Stock Split is in our stockholders’ best interests.

In case we do pursue a listing on the Nasdaq Capital Market or similar national exchange, we believe that the Reverse Stock Split is our best option to meet one of the criteria to obtain an initial listing. The Nasdaq Capital Market requires, among other criteria, an initial bid price of least $4.00 per share and, following initial listing, maintenance of a continued price of at least $1.00 per share. On June [**], 2019, the last reported sale price of our Common Stock on the OTCQB was [$____] per share. A decrease in the number of outstanding shares of our Common Stock resulting from the Reverse Stock Split should, absent other factors, assist in ensuring that our per share market price of our Common Stock remains above the required price. However, we cannot provide any assurance that (i) we will pursue a listing on the Nasdaq Capital Market, or (ii) even if we do, our minimum bid price would remain over the minimum bid price requirement of The Nasdaq Capital Market following the reverse stock split.

In addition, an increase in the per share trading value of our Common Stock would be beneficial because it would:

●	improve the perception of our Common Stock as an investment security;

●	reset our stock price to more normalized trading levels in the face of potentially extended market dislocation;

●	appeal to a broader range of investors to generate greater investor interest in us; and

●

reduce stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

You should consider that, although our Board of Directors believes that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company’s shares of Common Stock may in fact decline in value after a reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Split

If this proposal is approved and the Reverse Stock Split is effected, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of Common Stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock, in the same ratio.

However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s Common Stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the Reverse Stock Split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios up to 1-for-40, without giving effect to the treatment of fractional shares. The actual number of shares outstanding after giving effect to the Reverse Stock Split, if effected, will depend on the actual ratio that is determined by our Board of Directors in accordance with the amendment to the Company’s Amended and Restated Certificate of Incorporation.

Shares outstanding as of Record Date	Reverse Stock Split Ratio	Shares outstanding after Reverse Stock Split	Reduction in Shares Outstanding*
[---]	1-for-4	[---]	75%
[---]	1-for-10	[---]	90%
[---]	1-for-20	[---]	95%
[---]	1-for-30	[---]	97%
[---]	1-for-40	[---]	98%

* The percentages set forth in this column do not reflect the corresponding reduction of authorized shares set forth in Matter V. In the event the Board reduces the number of shares authorized by our Certificate of Incorporation in the same ratio as the Reverse Stock Split, the ratio of the number of shares outstanding and the number of shares authorized would not change.

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders. If we implement the Reverse Stock Split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Stock Split by the appropriate ratio and then rounding up to the nearest whole share. The Reverse Stock Split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power.

Effect on Restricted Stock Options, Warrants and Convertible Debt. In addition, we would adjust all outstanding shares of any restricted stock, options and warrants entitling the holders to purchase shares of our Common Stock as a result of the Reverse Stock Split, as required by the terms of these securities, as well as adjust the conversion price of any convertible debt. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-4, up to 1-for-40 ratio of the Reverse Stock Split (i.e., the number of shares issuable under such securities would decrease by 75%, up to 98%, respectively, and the exercise price per share would be multiplied by 4, up to 40, respectively). Also, we would reduce the number of shares reserved for issuance under our existing 2018 Equity Incentive Plan, or the 2018 Plan, proportionately based on the ratio of the Reverse Stock Split. The Reverse Stock Split would not otherwise affect any of the rights currently accruing to holders of our Common Stock, or options or warrants exercisable for our Common Stock.

Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

After the effective time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for shares of Common Stock with the new CUSIP number by following the procedures described below. However, until such exchange is made, the old stock certificates will automatically represent the new, post-split number of shares. After the Reverse Stock Split, we will continue to voluntarily file periodic reports and comply with other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because our Board of Directors intends to implement the Reverse Stock Split only in conjunction with a public offering and uplist to the Nasdaq Capital Markets, if the Reverse Stock Split is effected, our Common Stock would be listed shortly thereafter on a national stock exchange.

Authorized Shares of Stock

The Reverse Stock Split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. In Proposal Two, we are asking for authorization to reduce the number of shares outstanding such that the ratio of shares issued to shares outstanding would not change. By itself, Proposal One does not change the number of shares of Common Stock currently authorized. However, if Proposal One is approved, and Proposal Two is not, upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the reverse stock split.

As of the Record Date, we had (i) 400,000,000 shares of authorized Common Stock, of which [---] shares of Common Stock, par value $0.00067 per share, were issued and outstanding, and (ii) 50,000,000 shares of authorized preferred stock, par value $0.00067 per share, of which there were no shares issued and outstanding. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

We will reserve for issuance any authorized but unissued shares of Common Stock that would be made available as a result of the proposed reverse stock split.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve this proposal and our Board of Directors does not otherwise abandon the amendment contemplating the Reverse Stock Split, we will file with the Delaware Secretary of State a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, in the form attached to this proxy statement as Appendix A. The Reverse Stock Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Stock Split.

Upon the Reverse Stock Split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following the Reverse Stock Split, stockholders holding physical certificates must exchange those certificates for new certificates.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares

We would not issue fractional shares in connection with the Reverse Stock Split. In lieu thereof, any fractional share that results from the Reverse Stock Split will be rounded up to the next whole share of Common Stock.

No Appraisal Rights

No appraisal rights are available under the General Corporation Law of the State of Delaware or under our Amended and Restated Certificate of Incorporation or amended and restated bylaws with respect to the reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.00067 per share after the Reverse Stock Split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

The receipt of Common Stock in the Reverse Stock Split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the Reverse Stock Split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the Reverse Stock Split will include the holding period of the Common Stock exchanged therefor.

Board Discretion to Implement the Reverse Stock Split

Our Board of Directors has reserved the right to abandon the amendment at any time before the effectiveness of the filing of the Certificate of Amendment with the Delaware Secretary of State, even if the adoption of the amendment is approved by the stockholders.

Required Vote

The vote required to approve Matter IV is governed by Delaware law, and the minimum vote required to approve such proposal is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will have the effect of a vote “Against” each such proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” MATTER IV

MATTER V

APPROVAL OF A PROPOSED AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO REDUCE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Overview

In connection with the Reverse Stock Split described in Matter IV, the Board of Directors is proposing that it be provided authority to reduce the total number of authorized shares of common stock to a number that it determines to be in the best interest of the Company and its stockholders depending on the chosen ratio of the Reverse Stock Split and any other factor it deems important to consider, including future financing needs. The Board of Directors could choose to reduce the number of shares in the same ratio as the Reverse Stock Split, or some lessor ratio, or not at all. Thus, for example, were Proposal One and Two approved and the Board elected to do the Reverse Stock Split at a 1-for-10 ratio, then the Board of Directors would be authorized to reduce the total number of authorized shares of common stock from 400,000,000 to an amount as low as 40,000,000 (the 1:10 ratio), or some higher number (e.g., to 100,000,000 shares, thus a 1:4 ratio). The par value per share of the common stock would remain unchanged at $0.00067 per share after the Reverse Stock Split.

The text of the proposed certificate of amendment to the Charter to effect the Reverse Stock Split and reduce the total number of authorized shares of common stock is attached to this proxy statement as Appendix A. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board of Directors deems necessary and advisable to effect the Reverse Stock Split under Proposal One. The effectiveness or abandonment of such amendment will be determined by the Board of Directors.

The Board of Directors has recommended that the proposed amendment be presented to stockholders for approval. Upon receiving stockholder approval of the proposed amendment, the Board of Directors will have the sole discretion, until the 2020 Annual Meeting, to elect, as it determines to be in the best interests of BioLargo and its stockholders, whether to effect the Reverse Stock Split.

Matter V is conditioned on the approval of Matter IV. Therefore, if Matter IV is not approved by the stockholders, Matter V will automatically be deemed to have not been approved by the stockholders, regardless of the number of shares actually voted “FOR” Matter V. Matter IV is not conditioned on the approval of Matter V.

Purposes and Effects of Decreasing our Total Number of Authorized Shares of Common Stock

As a matter of Delaware law, implementation of the Reverse Stock Split does not require a change in the total number of shares of common stock authorized under the Charter. However, the although the Board of Directors believes that the current ratio of outstanding shares to authorized shares (approximately 1:3) is sufficient to meet the needs of the Company in the near future, future financing activities and company operations may necessitate the availability of additional shares. If the number of outstanding shares of common stock resulting from the Reverse Stock Split if Matter IV is approved by the stockholders and implemented by the Board decreases, the Company may no longer have a need for 400,000,000 authorized shares of common stock. This need will depend on the ratio that the Board deems to be in the best interest of the Company and its stockholders.

The proposed authorization to reduce the number of authorized shares of common stock is also intended to conform to the requirements of certain entities that make recommendations to stockholders regarding proposals submitted by the Company and to ensure that the Company does not have what some stockholders might view as an unreasonably high number of authorized but unissued shares of common stock. In the event that we need to increase our authorized shares of common stock in the future, we may, subject to stockholder approval, seek to amend the Charter to increase the number of authorized shares of common stock. In addition, the Board of Directors believes that the reduction in the number of authorized shares of common stock may also reduce certain of BioLargo’s costs, such as annual franchise taxes paid to the State of Delaware.

Required Vote

The vote required to approve Matter V is governed by Delaware law, and the minimum vote required to approve such proposal is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will have the effect of a vote “Against” each such proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” MATTER V

ANNUAL REPORT ON FORM 10-K

We filed with the SEC our original Annual Report for our year ended December 31, 2018 on Form 10-K on March 29, 2019. We filed an amendment thereto on April 30, 2019. A copy of the 10-K and the amendment has been mailed to all stockholders along with this proxy statement, or stockholders have been given notice of Internet availability of these documents. Stockholders may obtain additional copies of the Annual Report, without charge, by writing to our Corporate Secretary, at our principal executive offices at 14921 Chestnut St., Westminster, CA 92683.

We incorporate by this reference herein the Company’s Financial Statements and the notes thereto, and the discussions under the captions “Description of Business,” “Description of Properties,” “Legal Proceedings,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” contained in the 10-K.

OTHER MATTERS

Management does not know of any matters to be presented at the Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

Attachment A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BIOLARGO, INC.

BioLargo, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.     The name of the Corporation is BioLargo, Inc.

B.     The Corporation was originally incorporated under the name Repossession Auction, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 1991.

C.     The FOURTH Article of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“FOURTH:  The total number of shares of all classes that this Corporation is authorized to issue is [•],000,000 shares, of which (i) 50,000,000 shares shall be designated as preferred stock, par value $0.00067 per share (the “Preferred Stock”), and (ii) [•],000,000 shares shall be designated as common stock, par value $0.00067 per share (the “Common Stock”). Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [•] shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, any fractional share that results from the combination described in the two immediately preceding sentences will be rounded up to the next whole share of Common Stock.

Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.”

D.     This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, BioLargo, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed this [•] day of [•], 20[•].

BioLargo, Inc.

By: _____________________

Name:

Title: